Exhibit 99.2

COMMERCE BANCSHARES CORP. AND SUBSIDIARY

Consolidated Balance Sheet (unaudited)

June 30, 2017

(Dollars in thousands, except shares and per share amounts)

June 30, 2017
ASSETS
Cash and due from banks	$18,324
Interest bearing deposits in other banks	315,755
Cash and cash equivalents	334,079
Investment securities, available for sale, at fair value	117,376
Federal Home Loan Bank of Boston stock, at cost	1,001
Loans, net of allowance for loan losses of $16,242	1,412,753
Premises and equipment, net	9,200
Other real estate owned and repossessed collateral	3,033
Accrued interest receivable	3,803
Deferred tax asset, net	11,073
Bank-owned life insurance	28,572
Goodwill	11,120
Other intangible assets	170
Other assets	6,388
$1,938,568
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$1,718,028
Securities sold under agreements to repurchase	18,557
Advances from the Federal Home Loan Bank of Boston	304
Subordinated debt	21,075
Accrued expenses and other liabilities	15,292
Total liabilities	1,773,256
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized; none issued
Common stock, $.0025 par value, 10,000,000 shares authorized; 6,328,300 shares issued and outstanding at June 30, 2017	16
Additional paid-in capital	7,430
Retained earnings	157,180
Accumulated other comprehensive income	686
Total stockholders’ equity	165,312
$1,938,568

COMMERCE BANCSHARES CORP. AND SUBSIDIARY

Consolidated Statements of Income (unaudited)

Six months ended June 30, 2017 and 2016
(Dollars in thousands, except shares and per share amounts)

	Six Months Ended June 30,
	2017	2016
Interest and dividend income:
Loans, including fees	$31,066	$29,897
Investment securities	982	963
Interest bearing deposits	1,648	872
Total interest and dividend income	33,696	31,732

Interest expense:
Deposits	4,160	3,980
Borrowed funds	781	825
Total interest expense	4,941	4,805
Net interest income	28,755	26,927
Provision for loan losses	(513)	5,292
Net interest income after provision for loan losses	29,268	21,635
Noninterest income:
Service charges on deposit accounts	4,463	4,474
Other income	929	1,041
Total noninterest income	5,392	5,515

Noninterest expenses:
Salaries and employee benefits	11,084	10,295
Occupancy and equipment	2,294	2,484
Data processing	1,740	1,614
Marketing	712	879
Professional fees	886	640
FDIC insurance assessments	581	603
Net loss on sale of other real estate owned and repossessed collateral	128	61
Other general and administrative	3,030	2,284
Total noninterest expenses	20,455	18,860
Income before income taxes	14,205	8,290
Provision for income taxes	6,002	3,316
Net income	$8,203	$4,974
Basic earnings per share	$1.30	$0.79
Fully diluted earnings per share	$1.30	$0.79
Weighted average shares of common stock outstanding	6,328,300	6,328,300